PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                                        March 31,   December 31,
                                                          1999         1998
Short-term debt ...................................    $    216.7         116.1
Current portion of long-term debt .................          63.0          68.5
Long-term debt ....................................         818.1         836.4
                                                       ----------       -------
  Total debt ......................................       1,097.8       1,021.0
Minority interests in subsidiaries ................          90.5          93.3
Common shareholders' equity .......................       2,480.7       2,587.4
                                                       ----------       -------

  Total capitalization ............................    $  3,669.0       3,701.7
                                                       ==========       =======


Ratio of total debt to total capitalization .......          29.9%         27.6%
                                                       ==========       =======